Exhibit 99.3

GREEKTOWN SUPERHOLDINGS, INC.

LETTER TO HOLDERS

To Holders of Series A 13% Senior Secured Notes due 2015 and/or Series B 13% Senior Secured Notes due 2015:

          Greektown Superholdings, Inc. (the “Issuer”) is offering, upon and subject to the conditions set forth in the Prospectus, dated                , 2010 (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) each $1,000 principal amount of its newly issued Series A 13% Senior Secured Notes due 2015 and Series B 13% Senior Secured Notes due 2015 that have been registered under the Securities Act of 1933, as amended (collectively, the “Exchange Notes”), for each $1,000 principal amount of its outstanding Series A 13% Senior Secured Notes due 2015 and Series B 13% Senior Secured Notes due 2015 issued on June 30, 2010 (collectively, the “Initial Notes”), of which $280,167,000 and $104,833,000, respectively, principal amount is outstanding. The Exchange Offer is being made in order to satisfy certain obligations of the Issuer contained in the Registration Rights Agreement, dated as of June 30, 2010, by and among the Issuer, Goldman, Sachs & Co. and certain subsidiaries of the Issuer signatory thereto.

          Briefly, you may either:

          a. Tender all or some of your Initial Notes, along with a completed and executed Letter of Transmittal, and receive Exchange Notes in exchange; or

          b. Retain your Initial Notes.

          All tendered Initial Notes must be received on or prior to                          , 2010 at 5:00 p.m., New York City time, (the “Expiration Date”), as shown in the accompanying Prospectus.

Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions regarding the appropriate procedures for tendering your Initial Notes and the Letter of Transmittal, please call Wilmington Trust FSB at (302) 636-6181, fax Wilmington Trust FSB (eligible institutions only) at (302) 636-4139, Attention: Sam Hamed, or write Wilmington Trust FSB, c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890-1626, Attention: Sam Hamed.